Exhibit 10.2

Simon Property Group, L.P.

225 W. Washington Street

Indianapolis, Indiana 46205

February 12, 2007

The Mills Corporation

5425 Wisconsin Avenue

Chevy Chase, Maryland 20815

Re: Simon Property Group, L.P. OP Units

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of February 12, 2007 (as the same may be amended from time to time, the “Merger Agreement”), by and among SPG-FCM Ventures, L.L.C., a Delaware limited liability company formed by the undersigned and Simon Property Group, L.P. (“Parent”), SPG-FCM Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser Sub”), SPG-FCM Acquisition, L.P., a Delaware limited partnership and wholly owned subsidiary of Purchaser Sub, The Mills Corporation, a Delaware corporation (“Mills”), and The Mills Operating Partnership LP, a Delaware limited partnership and Mills’ operating partnership (“Mills LP”), which provides for, among other things, (i) the offer by Parent to purchase all of the Company Common Shares at the Offer Price and (ii) the subsequent merger of Purchaser Sub with and into Mills and the merger of Purchaser LP with and into Mills LP. Capitalized terms used herein but not otherwise defined shall have the same meaning ascribed to such terms in the Merger Agreement.

In order to induce Mills and Mills LP to enter into the Merger Agreement, each of the undersigned has agreed to enter into this letter agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that it shall perform the obligations of Simon Property Group, L.P. specified in Sections 1.8, 1.11(a), 1.11(c), 2.2, 2.3 and 2.9(c) of the Merger Agreement in all respects as though it were a party thereto. Without limiting the foregoing, the undersigned agrees to take all necessary steps to issue units of limited partnership interest in the undersigned upon the terms and subject to the conditions set forth in the Merger Agreement. Nothing in this letter or the Merger Agreement shall restrict the ability of the undersigned to dispose of, pledge or otherwise take actions in respect of the LP Units (as defined in the Merger Agreement) contributed to it by Electing Holders (as defined in the Merger Agreement).

The undersigned hereby represents and warrants that it has full power and authority to enter into this letter agreement. Any obligations of the undersigned shall be binding upon the successors and permitted assigns of the undersigned. The undersigned may not assign its obligations under this letter agreement without the prior written consent of Mills.

This letter agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

This letter agreement shall terminate and be of no further force and effect upon termination of the Merger Agreement.

This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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The undersigned understands that Mills and Mills LP and is relying upon this letter agreement in connection with execution and delivery of the Merger Agreement and proceeding toward consummation of the transactions contemplated thereby.

Very truly yours,

SIMON PROPERTY GROUP, L.P.

By:	Simon Property Group, Inc., its General Partner

	By:	/s/ David Simon
	Name:	David Simon
	Title:	Chief Executive Officer

Accepted and Agreed,
as of the date first written above

THE MILLS CORPORATION

By:	/s/ Mark S. Ordan
Name:	Mark S. Ordan
Title:	Chief Executive Officer and President

[Signature Page to Simon OP Commitment Letter]